UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Tilray Brands, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Letter to Tilray Stockholders  HELP ENSURE  YOUR VOTE WILL ALWAYS MATTER  To Help Tilray Brands Grow and  Ensure Best Corporate Governance Practices  PLEASE VOTE TODAY

 The Annual Meeting of Stockholders of Tilray Brands, Inc. will be held on November 22, 2022.  This year, stockholders will vote on an important proposal to modernize our governance and ensure that every stockholder will always have one vote for every share they own, like they do today. These changes protect all stockholders and ensure that they will always have a meaningful say in Tilray’s future.  Having good governance practices will set Tilray apart from our competition, promote accountability and help ensure that Tilray can preserve and grow value for our stockholders.  Please vote to support strong corporate governance and oversight.  Protect your influence in our future by voting today.  HELP TILRAY GROW BY VOTING TODAY  If you have any questions, or need any assistance in voting your shares, please contact Morrow Sodali LLC at (800) 449-0910 toll-free in the U.S. and Canada or (203) 658-9400 or by email at TLRY@info.morrowsodali.com.

 Letter to Tilray Stockholders  From Chairman, President & CEO, Irwin D. Simon  HELP TILRAY BRANDS MODERNIZE ITS GOVERNANCE TO PROTECT AND GROW VALUE  PLEASE VOTE TODAY  To Help Tilray Brands Grow  with Modern Corporate Governance

 HELP TILRAY GROW BY VOTING TODAY  If you have any questions, or need any assistance in voting your shares, please contact Morrow Sodali LLC at (800) 449-0910 toll-free in the U.S. and Canada or (203) 658-9400 or by email at TLRY@info.morrowsodali.com.  Dear Fellow Tilray Brands Stockholder,  The Annual Meeting of Stockholders of Tilray Brands, Inc. will be held on November 22, 2022, and we need your support. Among other things, this year we are seeking to modernize the Company’s corporate governance to ensure every stockholder will continue to have one vote for each share they own.  The changes we are proposing protect all stockholders by eliminating provisions of our Certificate of Incorporation that allow the issuance of “super voting” stock to one or more future investors. We believe every stockholder should have an equal say in our future affairs and we want to be sure the influence of our current stockholders is not diluted.  Your participation is critically important – and it takes just a few minutes to return the enclosed proxy card or to vote electronically by following the instructions on the card.  Most importantly, we are running this business to create value for our stockholders, and we ask that you support us by voting. Your participation and feedback are critical as we work together to help Tilray grow.  Thank you for your interest and investment in Tilray Brands, Inc. Sincerely,  Irwin D. Simon  Chairman, President, and Chief Executive Officer